SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2006

SIRIUS SATELLITE RADIO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24710	52-1700207
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 584-5100

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 3, 2006, Adrienne E. Calderone was appointed as our Senior Vice President and Corporate Controller.  In this capacity, Ms. Calderone will serve as our principal accounting officer.

Ms. Calderone, 39, has been employed by PanAmSat Corporation, one of the world’s largest fixed satellite services providers, since August 1994.  From June 2001 through July 2005, Ms. Calderone served as Vice President & Controller of PanAmSat; from May 1997 through May 2001 she served as Senior Director & Controller; and from August 1994 through April 1997 she served as Assistant Controller of PanAmSat.

We have entered into a three-year employment agreement with Ms. Calderone.  She will receive an annual base salary of $220,000 per year and annual bonuses in an amount determined by the company. We granted Ms. Calderone options to purchase up to 80,000 shares of our common stock at an exercise price of $4.02 per share (the closing price of our common stock on the Nasdaq Global Market on August 2, 2006).  These options vest in equal installments on each August 3rd over the next four years.  In the event we terminate her employment without cause or she terminates her employment for good reason, Ms. Calderone will be entitled to receive severance payments, in the form of salary continuation, for a period of six months and, at the time bonuses are customarily paid, 50% of any annual bonus she would have been entitled to receive in the year the termination occurs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS SATELLITE RADIO INC.

By:	/s/	Patrick L. Donnelly
Patrick L. Donnelly Executive Vice President, General Counsel and Secretary

Dated: August 4, 2006